SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

                                 Amendment No. 1

  INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND
            (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

                          TRUBION PHARMACEUTICALS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    89778N102
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 2 OF 44


------------------------------------------------------------------------------
        (1)      NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Davidson Kempner Partners
------------------------------------------------------------------------------
        (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
        (3)      SEC USE ONLY
------------------------------------------------------------------------------
        (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   79,288
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   79,288
------------------------------------------------------------------------------
        (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                 BY EACH REPORTING PERSON
                                   79,288
------------------------------------------------------------------------------
        (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                 IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
        (11)     PERCENT OF CLASS REPRESENTED
                 BY AMOUNT IN ROW (9)
                                       0.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                       PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 3 OF 44


------------------------------------------------------------------------------
        (1)      NAME OF REPORTING PERSON
                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
        (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                          (a) [ ]
                                                          (b) [X]
------------------------------------------------------------------------------
        (3)      SEC USE ONLY
------------------------------------------------------------------------------
        (4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   130,274
OWNED BY          ------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING         ------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   130,274
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   130,274
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                   0.7%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 4 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              M. H. Davidson & Co.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                           (a) [ ]
                                                           (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   9,697
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                   9,697
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   9,697
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   0.1%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 5 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   202,474
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   202,474
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   202,474
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   1.2%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 6 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Serena Limited
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   5,407
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   5,407
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   5,407
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   0.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 7 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Davidson Kempner Healthcare Fund LLP
------------------------------------------------------------------------------
        (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)     SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   414,474
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   414,474
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   414,474
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   2.4%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 8 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   379,047
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   379,047
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   379,047
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   2.2%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 9 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              MHD Management Co.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   79,288
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   79,288
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   79,288
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   0.5%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 10 OF 44


------------------------------------------------------------------------------
        (1    NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          New York
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   130,274
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   130,274
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   130,274
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   0.7%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IA
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 11 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Davidson Kempner International Advisers, L.L.C.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)   SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)   SHARED VOTING POWER
                                   207,881
OWNED BY         -------------------------------------------------------------

EACH             (7)   SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)   SHARED DISPOSITIVE POWER
                                   207,881
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   207,881
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   1.2%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 12 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DK Group LLC
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   414,474
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   414,474
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   414,474
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   2.4%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 13 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DK Management Partners LP
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   379,047
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   379,047
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   379,047
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   2.2%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 14 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              DK Stillwater GP LLC
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   379,047
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   379,047
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   379,047
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   2.2%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 15 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 16 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Marvin H. Davidson
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 17 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Stephen M. Dowicz
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)     SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 18 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Scott E. Davidson
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 19 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Michael J. Leffell
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 20 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Timothy I. Levant
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 21 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Robert J. Brivio, Jr.
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 22 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Eric P. Epstein
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------
EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 23 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Anthony A. Yoseloff
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 24 OF 44


------------------------------------------------------------------------------
        (1)   NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Avram Z. Friedman
------------------------------------------------------------------------------
        (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) [ ]
                                                            (b) [X]
------------------------------------------------------------------------------
        (3)   SEC USE ONLY
------------------------------------------------------------------------------
        (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                          United States
------------------------------------------------------------------------------

NUMBER OF        (5)      SOLE VOTING POWER
                                   0
SHARES           -------------------------------------------------------------

BENEFICIALLY     (6)      SHARED VOTING POWER
                                   1,220,661
OWNED BY         -------------------------------------------------------------

EACH             (7)      SOLE DISPOSITIVE POWER
                                   0
REPORTING        -------------------------------------------------------------

PERSON WITH      (8)      SHARED DISPOSITIVE POWER
                                   1,220,661
------------------------------------------------------------------------------
        (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                   1,220,661
------------------------------------------------------------------------------
        (10)  CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                          [ ]
------------------------------------------------------------------------------
        (11)  PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                   7.0%
------------------------------------------------------------------------------
        (12)  TYPE OF REPORTING PERSON
                                   IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 25 OF 44


ITEM 1(a).        NAME OF ISSUER:

                  Trubion Pharmaceuticals, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2401 4th Avenue, Suite 1050
                  Seattle, Washington 98121

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v)      Serena Limited, a Cayman Islands corporation
                           ("Serena");

                  (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

                  (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

                  (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

                  (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

                  (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 26 OF 44


                  (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

                  (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i)     DKP - a New York limited partnership

                  (ii)    DKIP - a Delaware limited partnership

                  (iii)   CO - a New York limited partnership

                  (iv)    DKIL - a British Virgin Islands corporation

                  (v)     Serena - a Cayman Islands corporation

                  (vi)    DKHF - a Delaware limited partnership

                  (vii)   DKHI - a Cayman Islands corporation

                  (viii)  MHD - a New York limited partnership

                  (ix)    DKAI - a New York corporation

                  (x)     DKIA - a Delaware limited liability company

                  (xi)    DKG - a Delaware limited liability company

                  (xii)   DKMP - a Delaware limited partnership

                  (xiii)  DKS - a Delaware limited liability company

                  (xiv)   Thomas L. Kempner, Jr. - United States

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 27 OF 44


                  (xv)    Marvin H. Davidson - United States

                  (xvi)   Stephen M. Dowicz - United States

                  (xvii)  Scott E. Davidson -United States

                  (xviii) Michael J. Leffell - United States

                  (xix)   Timothy I. Levart - United Kingdom & United States

                  (xx)    Robert J. Brivio, Jr. - United States

                  (xxi)   Eric P. Epstein - United States

                  (xxii)  Anthony A. Yoseloff - United States

                  (xxiii) Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, PAR VALUE $0.001 PER SHARE

ITEM 2(e).  CUSIP NUMBER:

      89778N102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)[ ] Broker or dealer registered under Section 15 of the Act;

                  (b)[ ] Bank as defined in Section 3(a)(6) of the Act;

                  (c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                  (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

                  (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 28 OF 44


                  (i) [ ]  Church Plan that is excluded from the
                           definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ]  Group, in accordance with Rule
                           13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 1,220,661 shares as a result of their voting and dispositive power over the 1,220,661 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

         DKIA may be deemed to beneficially own the 202,474 shares beneficially owned by DKIL and the 5,407 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 130,274 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 79,288 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 414,474 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 379,047 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

         A. DKP

              (a) Amount beneficially owned: 79,288

              (b) Percent of class: 0.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 79,288

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        79,288

         B. DKIP

              (a) Amount beneficially owned: 130,274

              (b) Percent of class: 0.7%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 130,274

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 29 OF 44


                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         130,274

         C. CO

              (a) Amount beneficially owned: 9,697

              (b) Percent of class: 0.1%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 9,697

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        9,697

         D. DKIL

              (a) Amount beneficially owned: 202,474

              (b) Percent of class: 1.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 202,474

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        202,474

         E. Serena

              (a) Amount beneficially owned: 5,407

              (b) Percent of class: 0.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 5,407

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        5,407

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 30 OF 44


         F. DKHF

              (a) Amount beneficially owned: 414,474

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 414,474

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        414,474

         G. DKHI

              (a) Amount beneficially owned: 379,047

              (b) Percent of class: 2.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 379,047

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        379,047

         H. MHD

              (a) Amount beneficially owned: 79,288

              (b) Percent of class: 0.5%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 79,288

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        79,288

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 31 OF 44


         I. DKAI

              (a) Amount beneficially owned: 130,274

              (b) Percent of class: 0.7%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 130,274

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        130,274

         J. DKIA

              (a) Amount beneficially owned: 207,881

              (b) Percent of class: 1.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 207,881

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        207,881

         K. DKG

              (a) Amount beneficially owned: 414,474

              (b) Percent of class: 2.4%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 414,474

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        414,474

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 32 OF 44


         L. DKMP

              (a) Amount beneficially owned: 379,047

              (b) Percent of class: 2.2%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 379,047

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         379,047

         M. DKS

              (a) Amount beneficially owned: 379,047

              (b) Percent of class: 2.2%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 379,047

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        379,047

         N. Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 1,220,661

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         1,220,661

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 33 OF 44


         O. Marvin H. Davidson

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

         P. Stephen M. Dowicz

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

         Q. Scott E. Davidson

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 34 OF 44


         R. Michael J. Leffell

              (a) Amount beneficially owned. 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 1,220,661

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         1,220,661

         S. Timothy I. Levart

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

         T. Robert J. Brivio, Jr.

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 1,220,661

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         1,220,661

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 35 OF 44


         U. Eric P. Epstein

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

         V. Anthony A. Yoseloff

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

         W. Avram Z. Friedman

              (a) Amount beneficially owned: 1,220,661

              (b) Percent of class: 7.0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 1,220,661

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        1,220,661

Schedule 13G/A
CUSIP No. 89778N102                                               PAGE 36 OF 44


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 89778N102                                             PAGE 37 OF 44

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007      DAVIDSON KEMPNER PARTNERS
                               By: MHD Management Co.,
                               its General Partner

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Managing Partner

                               DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                               By: Davidson Kempner Advisers Inc.,
                               its General Partner

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: President

                               M.H. DAVIDSON & CO.

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Managing Partner

                               DAVIDSON KEMPNER INTERNATIONAL, LTD.
                               By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               SERENA LIMITED
                               By: Davidson Kempner International
                                   Advisors, L.L.C.,
                                   its Investment Manager

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 89778N102                                             PAGE 38 OF 44


                               DAVIDSON KEMPNER HEALTHCARE FUND LP
                               By:  DK Group LLC,
                               its General Partner

                               /s/ Thomas L. Kempner, Jr.
                               ----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               DAVIDSON KEMPNER HEALTHCARE INTERNATIONAL LTD.
                               By:  DK Management Partners LP,
                               its Investment Manager
                               By:  DK Stillwater GP LLC, its general partner

                               /s/ Thomas L. Kempner, Jr.
                               ----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               MHD MANAGEMENT CO.

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Managing Partner

                               DAVIDSON KEMPNER ADVISERS INC.

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: President

                               DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               DK GROUP LLC

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 89778N102                                             PAGE 39 OF 44


                               DK MANAGEMENT PARTNERS LP
                               By:  DK Stillwater GP LLC, its general partner

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               DK STILLWATER GP LLC

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Thomas L. Kempner, Jr.

                               /s/ Marvin H. Davidson
                               -----------------------------------------------
                               Marvin H. Davidson

                               /s/ Stephen M. Dowicz
                               -----------------------------------------------
                               Stephen M. Dowicz

                               /s/ Scott E. Davidson
                               -----------------------------------------------
                               Scott E. Davidson

                               /s/ Michael J. LeffelL
                               -----------------------------------------------
                               Michael J. Leffell

                               /s/ Timothy I. Levart
                               -----------------------------------------------
                               Timothy I. Levart

                               /s/ Robert J. Brivio, Jr.
                               -----------------------------------------------
                               Robert J. Brivio, Jr.

                               /s/ Eric P. Epstein
                               -----------------------------------------------
                               Eric P. Epstein

                               /s/ Anthony A. Yoseloff
                               -----------------------------------------------
                               Anthony A. Yoseloff

                               /s/ Avram Z. Friedman
                               -----------------------------------------------
                               Avram Z. Friedman

Schedule 13G/A
CUSIP No. 89778N102                                             PAGE 40 OF 44

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2007      DAVIDSON KEMPNER PARTNERS
                               By: MHD Management Co.,
                               its General Partner

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               itle:  Managing Partner

                               DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                               By: Davidson Kempner Advisers Inc.,
                               its General Partner

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: President

                               M.H. DAVIDSON & CO.

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Managing Partner

                               DAVIDSON KEMPNER INTERNATIONAL, LTD.
                               By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 89778N102                                             PAGE 41 OF 44


                               SERENA LIMITED
                               By: Davidson Kempner International Advisors,
                                  L.L.C.,
                                  its Investment Manager

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               DAVIDSON KEMPNER HEALTHCARE FUND LP
                               By:  DK Group LLC,
                               its  General Partner

                                /s/ Thomas L. Kempner, Jr.
                               ------------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               DAVIDSON KEMPNER HEALTHCARE INTERNATIONAL LTD.
                               By:  DK Management Partners LP,
                               its Investment Manager
                               By:  DK Stillwater GP LLC, its general partner

                               /s/  Thomas L. Kempner, Jr.
                               ------------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               MHD MANAGEMENT CO.

                               /s/ Thomas L. Kempner, Jr.
                               ------------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Managing Partner

                               DAVIDSON KEMPNER ADVISERS INC.

                               /s/ Thomas L. Kempner, Jr.
                               ------------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: President

                               DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 89778N102                                             PAGE 42 OF 44


                               DK GROUP LLC

                               /s/ Thomas L. Kempner, Jr.
                               ------------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               DK MANAGEMENT PARTNERS LP
                               By:  DK Stillwater GP LLC, its general partner

                               /s/ Thomas L. Kempner, Jr.
                               ------------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member


                               DK STILLWATER GP LLC

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Name:  Thomas L. Kempner, Jr.
                               Title: Executive Managing Member

                               /s/ Thomas L. Kempner, Jr.
                               -----------------------------------------------
                               Thomas L. Kempner, Jr.

                               /s/ Marvin H. Davidson
                               -----------------------------------------------
                               Marvin H. Davidson

                               /s/ Stephen M. Dowicz
                               -----------------------------------------------
                               Stephen M. Dowicz

                               /s/ Scott E. Davidson
                               -----------------------------------------------
                               Scott E. Davidson

                               /s/ Michael J. Leffell
                               -----------------------------------------------
                               Michael J. Leffell

                               /s/ Timothy I. Levart
                               -----------------------------------------------
                               Timothy I. Levart

                               /s/ Robert J. Brivio, Jr.
                               -----------------------------------------------
                               Robert J. Brivio, Jr.

                               /s/ Eric P. Epstein
                               -----------------------------------------------
                               Eric P. Epstein

                               /s/ Anthony A. Yoseloff
                               -----------------------------------------------
                               Anthony A. Yoseloff

                               /s/ Avram Z. Friedman
                               -----------------------------------------------
                               Avram Z. Friedman